Exhibit n.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Allied Capital Corporation:

We consent to the use of our reports included herein with respect to the consolidated financial statements of Allied Capital Corporation and subsidiaries as of December 31, 2005 and 2004 and for each of the years in the three year period ended December 31, 2005 and the related financial statement schedule as of and for the year ended December 31, 2005, and the senior securities table as of December 31, 2005, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the registration statement.

/s/ KPMG LLP

Washington, D.C.
March 16, 2006